For Immediate Release

Ferro Reports 2007 First-Quarter Results

CLEVELAND, Ohio – May 10, 2007 – Ferro Corporation (NYSE: FOE) announced today that sales for the quarter ended March 31, 2007, were $530 million, up 5 percent from $505 million recorded in the first quarter of 2006.

Income from continuing operations for the 2007 first quarter was $6.2 million, or $0.14 per diluted share, compared with $8.4 million, or $0.19 per diluted share, in the first quarter of 2006. Income from continuing operations declined primarily as a result of higher interest expense and restructuring charges. The 2007 first quarter income from continuing operations included net pre-tax expenses of $4.3 million primarily related to previously-announced manufacturing rationalization activities. In the first quarter of 2006, income before taxes was reduced by expenses of $4.8 million from activities primarily related to the accounting restatement that was concluded last year.

“Sales increased slightly and we maintained segment income levels during the first quarter of 2007, despite soft demand in several end-use markets,” said Chairman, President and Chief Executive Officer James F. Kirsch. “The strength of our worldwide business and the breadth of our products have supported the business despite weaker demand from certain U.S. markets. We are working hard to complement these strengths with improvements in our cost structure as we execute our restructuring programs, reduce our debt levels and focus on achieving operational excellence.”

Increased product pricing, including prices of precious metals and the effects of favorable foreign currency exchange rates, were the primary drivers of sales growth for the first quarter of 2007. Changes in exchange rates contributed approximately 4 percentage points to sales growth for the first quarter compared with the prior-year period. The positive impact of increased pricing was partially offset by volume declines during the quarter.

Gross margins were 20.2 percent of sales for the first quarter, compared with 21.3 percent of sales in the first quarter of 2006. The Company’s 2007 first quarter gross profit was reduced by costs totaling $2.2 million related to manufacturing rationalization activities. Gross margins were also negatively impacted by increased precious metal sales. Increases in precious metal costs are generally passed through to customers with minimal margin contribution.

Selling, general and administrative (SG&A) expense was $78.8 million in the first quarter of 2007, or 14.9 percent of sales. Included in the SG&A expense were charges totaling $0.5 million, primarily related to divestment activities and pension curtailments related to Ferro’s Niagara Falls facility. SG&A expense in the first quarter of 2006 was $79.1 million, or 15.7 percent of sales, including charges of $4.8 million related to the accounting restatement.

Interest expense for the 2007 first quarter was $17.4 million, compared with $13.3 million in the year-ago period. The 2007 interest expense included a non-cash $2.0 million write-off of unamortized fees and discounts associated with the Company’s term loans. The higher interest expense also reflects higher borrowing levels and higher interest rates on funds borrowed.

During the first quarter, the Company recorded a gain on sale of property of $1.9 million. This gain was a primary driver of the $1.3 million of miscellaneous income recorded during the period. In the first quarter of 2006, the Company recorded miscellaneous expense of $3.4 million, primarily driven by losses on mark-to-market supply contracts for natural gas.

The Company’s tax rate for the first quarter increased to 42.1 percent from 32.8 percent in 2006 first quarter. The higher rate was largely the result of an increase in the anticipated level of foreign current-year earnings to be repatriated. The Company expects its full-year 2007 effective tax rate will be approximately 36 percent.

Total debt on March 31, 2007 was $540.8 million, a decrease of $51.6 million from the end of 2006. The Company reduced its cash deposits for precious metal consignments to $0.4 million at the end of the first quarter from $70.1 million at the end of 2006. The Company had net proceeds of $71.7 million from its U.S. accounts receivable securitization program as of            March 31, 2007, compared with $60.6 million at the end of 2006. It had $33.4 million in net proceeds from similar programs outside the U.S. at the end of the quarter, compared with $33.7 million at the end of 2006.

Segment Results

Sales in the Performance Coatings segment increased in both the tile and porcelain enamel product areas, compared with the prior-year quarter. Both the Performance Coatings and Color and Glass Performance Materials segments experienced strong growth in international sales, particularly in Europe. Sales in Electronic Materials also grew in the quarter, primarily driven by higher demand for conductive pastes used in solar cells, partially offset by weaker dielectric materials demand from supply chain inventory reductions by customers who manufacture capacitors. Sales in Specialty Plastics declined and sales in Polymer Additives were nearly flat compared with the first quarter of 2006, largely due to weaker demand in the U.S. housing and automotive markets.

Total segment income for the first quarter of 2007 was $41.8 million, compared with the prior-year level of $42.1 million. The difference reflected higher segment income from the Color and Glass Performance Materials and Performance Coatings segments, offset by reduced segment income from Specialty Plastics and Polymer Additives, which experienced weaker demand from customers in the U.S. housing and automotive markets. Segment income was also lower in the Electronic Materials segment, primarily due to a combination of higher raw material costs, increased manufacturing costs and higher SG&A spending compared with the first quarter of 2006.

Outlook

The Company expects European and Asian demand for its products to remain relatively strong in the coming quarter. The current weakness in the U.S. housing and automotive markets is also expected to continue, which will affect the Company’s Specialty Plastics and Polymer Additives segments, as it did in the first quarter.

In February 2007, the Company discovered that some of the values shown on certificates of analysis provided to customers in the Specialty Plastics segment were inaccurate. These issues at our Evansville, Indiana, manufacturing facility have been thoroughly investigated and corrected. Corrective actions are expected to result in additional costs related to product reformulation, manufacturing and other expenses of approximately $1 million per quarter through 2007.

In April 2007, the Company took action to correct operational issues at its South Plainfield, New Jersey, electronic materials manufacturing location related to compliance to proper operating procedures and safety. Although these issues did not result in an increased level of accidents or injuries, additional training was required to improve our production capabilities and instill an improved commitment to safe practices at the site. Manufacturing operations were suspended while this training took place. The majority of manufacturing operations have now been resumed. As a result of this unanticipated interruption, the Company expects to incur a reduction of $3 million to $4 million in income before taxes during the second quarter of 2007.

Conference Call

The Company will host a conference call to discuss its first quarter financial results, second quarter earnings estimates, and general business outlook on Tuesday, May 15, 2007, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-369-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on May 15 through 9 p.m. Eastern time on May 22. To access the replay, dial 866-411-8824 if calling from the United States or Canada, or dial 203-369-0662 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,700 employees globally and reported 2006 sales of $2.0 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains and improved purchasing techniques, but we may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs, we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia/Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect sales of our products.

•	Our operations are subject to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to risks associated with acts of God, terrorists, and others, as well as fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
		Adjusted
(Dollars in thousands, except per share amounts)	2007	2006

Net Sales	$529,705	$505,153

Cost of Sales	422,925	397,319

Gross Profit	106,780	107,834

Selling, General and Administrative Expenses	78,757	79,104
Restructuring Charges	1,531	—

Other Expense (Income):
Interest Expense	17,446	13,250
Other (Income) Expense, Net	(1,723)	2,977

Income Before Taxes	10,769	12,503
Income Tax Expense	4,534	4,107

Income from Continuing Operations	6,235	8,396

Loss On Disposal of Discontinued Operations, net	156	126

Net Income	6,079	8,270

Dividends on Preferred Stock	286	328

Net Income Available to Common Shareholders	$5,793	$7,942

Per Common Share Data:
Basic Earnings
From Continuing Operations	$0.14	$0.19
From Discontinued Operations	0.00	0.00

	$0.14	$0.19

Diluted Earnings
From Continuing Operations	$0.14	$0.19
From Discontinued Operations	0.00	0.00

	$0.14	$0.19

Cash Dividends Declared	$0.145	$0.145

Shares Outstanding:
Basic	42,707,946	42,337,283
Diluted	42,767,970	42,347,378
End of Period	43,362,594	42,672,310

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

(Dollars in thousands)	Three Months Ended March 31,
		Adjusted
	2007	2006
Segment Sales
Performance Coatings	$138,815	$126,109
Electronic Materials	112,944	107,366
Color and Glass Perf. Materials	105,700	94,612
Polymer Additives	82,513	82,723
Specialty Plastics	66,961	71,724
Other	22,772	22,619

Total	$529,705	$505,153

Segment Income
Performance Coatings	$10,683	$9,091
Electronic Materials	6,083	8,281
Color and Glass Perf. Materials	15,067	12,771
Polymer Additives	3,106	4,544
Specialty Plastics	3,139	5,791
Other	3,691	1,597

Total Segment Income	41,769	42,075

Unallocated expenses	(15,277)	(13,345)
Interest expense	(17,446)	(13,250)
Interest earned	965	744
Foreign currency	(511)	(321)
Miscellaneous, net	1,269	(3,400)

Income before taxes from continuing operations	$10,769	$12,503

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

		Adjusted
	Three Months Ended	Year Ended December
(Dollars in thousands)	March 31,	31,
	2007	2006
	(Unaudited)	(Audited)
Assets

Current Assets:
Cash and Cash Equivalents	$17,541	$16,985
Accounts and Trade Notes Receivable, net	235,872	220,899
Inventories	290,548	269,234
Other Current Assets	59,305	124,324

Total Current Assets	603,266	631,442

Property, Plant & Equipment, net	526,786	526,802
Intangibles, net	406,148	406,340
Miscellaneous Other Assets	193,488	177,018

Total Assets	$1,729,688	$1,741,602

Liabilities and Shareholders’ Equity

Current Liabilities:
Notes and Loans Payable	$5,956	$10,764
Accounts Payable	250,036	237,018
Other Current Liabilities	119,267	133,265

Total Current Liabilities	375,259	381,047

Long-Term Debt, less current portion	534,819	581,654
Other Non-Current Liabilities	266,097	227,063

Total Liabilities	1,176,175	1,189,764

Series A Convertible Preferred Stock	16,118	16,787

Shareholders’ Equity	537,395	535,051

Total Liabilities and Shareholders’ Equity	$1,729,688	$1,741,602

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

		Adjusted
	Three Months Ended	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2007	2006

Cash flows from Operating Activities
Net Income	$6,079	$8,270
Depreciation and amortization	21,779	17,992
Precious metal deposits	69,673	(60,000)
Changes in other current assets and liabilities, net	(30,765)	(47,392)
Other adjustments, net	(2,977)	2,651

Net cash provided by (used for) continuing operations	63,789	(78,479)
Net cash used for discontinued operations	12	(208)

Net cash provided by operating activities	63,801	(78,687)

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(12,811)	(8,247)
Proceeds from sale of assets and businesses	1,964	835
Other investing activities	158	(246)

Net cash used for investing activities	(10,689)	(7,658)

Cash flow from financing activities
Net (repayments) borrowings under term loan and revolving credit facilities	(5,983)	341
Proceeds from revolving credit facility	190,034	276,400
Proceeds from term loan facility	55,000	—
Principal payments on revolving credit facility	(290,601)	(181,400)
Debt issue costs paid	—	(4,750)
Proceeds from exercise of stock options	6,128	2,126
Cash dividends paid	(6,529)	(6,466)
Other financing activities	(863)	(1,099)

Net cash (used for) provided by financing activities	(52,814)	85,152
Effect of exchange rate changes on cash	258	317

Increase (Decrease) in cash and cash equivalents	556	(876)
Cash and cash equivalents at beginning of period	16,985	17,413

Cash and cash equivalents at end of period	$17,541	$16,537

Cash paid during the period for:
Interest	$20,173	$14,096
Income taxes	$3,698	$1,545

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

(Dollars in thousands)	Three Months Ended March 31,
	2007	2006
Segment Net Sales excluding Precious Metals
Performance Coatings	$138,815	$126,109
Electronic Materials	63,667	64,899
Color and Glass Perf. Materials	97,236	88,780
Polymer Additives	82,513	82,723
Specialty Plastics	66,961	71,724
Other	22,772	22,619

Total Sales, Excluding Precious Metals	471,964	456,854

Sales of precious metals	57,741	48,299

Net Sales	$529,705	$505,153

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.